Exhibit 10.19

FORBEARANCE PERIOD ADVANCE
PROMISSORY NOTE

$1,050,000	February 16, 2011

FOR VALUE RECEIVED, the undersigned, INFINITY ENERGY RESOURCES, INC., a Delaware corporation (the "Borrower"), promises and agrees to pay to the order of AMEGY BANK, N.A. (the "Lender"), at the principal office of Amegy Bank, N.A. at 4400 Post Oak Parkway, Suite 1300, Houston, Texas 77027, on the Forbearance Period Advance Maturity Date, the principal sum of One Million Fifty Dollars ($1,050,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Forbearance Period Advances owed to the Lender under the Loan Agreement. The Borrower further agrees to pay interest on the unpaid principal amount of each such Forbearance Period Advance, at such office, in like funds, for the period commencing on the date of such Forbearance Period Advance until such principal amount is paid in full , at the rates per annum and on the dates provided in the Loan Agreement. All payments of principal and interest hereunder in respect of each Forbearance Period Advance shall be made in immediately available funds in U.S. dollars. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate and payable at the times set forth in the Loan Agreement.

This Promissory Note evidences the Forbearance Period Advances owed to the Lender under that certain Loan Agreement, dated January 9, 2007, among the Borrower, Infinity Oil and Gas of Texas, Inc., a Delaware corporation ("Infinity Texas"), Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation ("Infinity Wyoming" and, together with the Borrower and Infinity Texas, the "Credit Parties"), and the Lender (as amended, supplemented or otherwise modified and including, without limitation, that certain Fifth Forbearance Agreement, dated February 16, 2011, among the Credit Parties and the Lender, the "Loan Agreement"), and shall be governed by the Loan Agreement. Capitalized terms used in this Promissory Note and not defined in this Promissory Note, but which are defined in the Loan Agreement, have the respective meanings herein as are assigned to them in the Loan Agreement.

The Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this Promissory Note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

The Loan Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayment of Forbearance

Period Advances upon the terms and conditions specified therein. Reference is made to the Loan Agreement for all other pertinent purposes.

This Promissory Note is issued pursuant to the Loan Agreement and is entitled to the benefits of the Loan Agreement and the other Transaction Documents.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL BE PERFORMED IN HARRIS COUNTY, TEXAS.

IN WITNESS WHEREOF: INFINITY ENERGY RESOURCES, INC., a Delaware corporation

By:	/s/: Stanton E. Ross
Name: Stanton E. Ross Title: President